Exhibit 99.4(d)

Protective Life Insurance Company P. O. Box 10648 Birmingham, Alabama 35202-0648 800-456-6330

NURSING HOME ENDORSEMENT

FOR THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT

We are amending the Guaranteed Minimum Withdrawal Benefit (“GMWB”) rider included with your Contract to describe an increased GMWB withdrawal percentage if the Covered Person meets the qualifying conditions described in this endorsement. There is no cost to you for this additional benefit. The existing provisions of your Contract remain in full force and effect unless specifically modified by this endorsement.

Increased GMWB Withdrawal Percentage for Nursing Home Confinement — As of the Qualification Date, we will double the GMWB withdrawal percentage established on the Benefit Election Date — up to a maximum increased GMWB withdrawal percentage of 10% — and will use the increased GMWB withdrawal percentage to calculate the Annual Withdrawal Amount available each Contract Year, up to a maximum aggregate Nursing Home Benefit Period of 5 Contract Years. The Nursing Home Benefit Period is the period of time during which the increased GMWB withdrawal percentage is used to calculate the Annual Withdrawal Amount. Any Contract Year or portion thereof during which the increased GMWB withdrawal percentage is used to calculate the Annual Withdrawal Amount will be a full Contract Year for the purpose of determining the Nursing Home Benefit Period.

DEFINITIONS

Activities of Daily Living:  Six basic human functions necessary for a person to live independently.  Specifically, they include:

1.              Bathing — The ability to wash oneself by sponge bath, or in a tub or shower, including the task of getting into or out of the tub or shower.

2.              Continence — The ability to maintain control of one’s bowel or bladder, or when unable to maintain such control, the ability to perform associated personal hygiene including caring for a catheter or colostomy bag.

3                 Dressing — The ability to put on and take off all items of clothing, including any necessary braces, fasteners, or artificial limbs.

4.              Eating — The ability to feed oneself by getting food into the body from a receptacle (such as a plate, cup or table), by a feeding tube or intravenously.

5.              Toileting — The ability to get to and from the toilet; getting on and off the toilet; and, performing the associated personal hygiene.

6.              Transferring — The ability to move into or out of a bed, chair or wheelchair.

Physician:  A medical doctor currently licensed by a state’s Board of Medical Examiners, or similar authority in the United States, acting within the scope of her or his license.

Nursing Home: A facility (or portion of a facility) primarily engaged in providing continuous, on-going nursing care to its residents in accordance with the authority granted by a license issued by State or Federal government, and qualified as a “skilled nursing home facility” under Medicare or Medicaid. A “Nursing Home” does not include: a hospital or clinic; a facility operated primarily for the treatment of alcoholism or drug addiction; or, an assisted living facility engaged primarily in custodial care.

Qualification Date:  The end of a Valuation Period during which we determine the Covered Person qualifies for the increased GMWB withdrawal percentage.

Severe Cognitive Impairment:  A loss or deterioration of intellectual capacity that is comparable to, and includes, Alzheimer’s disease and similar forms of irreversible dementia. Severe Cognitive Impairment is characterized by clinical evidence and the results of standardized tests that reliably measure impairment in the person’s: a) short-term or long-term memory; b) orientation as to people, place or time; c) deductive or abstract reasoning; and, d) judgment, as it relates to safety awareness.

CLAIMING THE INCREASED GMWB PERCENTAGE FOR NURSING HOME CONFINEMENT

Ineligibility — You are not eligible for the increased GMWB withdrawal percentage if the Covered Person was confined to a Nursing Home any time during the period that starts 1-year prior to the date the GMWB rider was purchased and ends 1- year after the date the GMWB rider was purchased

Qualifying Conditions — You must request the increased GMWB withdrawal percentage by Written Notice on or after the Benefit Election Date. Your Written Notice must include proof the Covered Person:

1.                                      was not confined to a Nursing Home any time during the period that began 1-year prior to the date the GMWB rider was purchased and ended 1-year after the date the GMWB rider was purchased; and,

2.                                      has been continuously confined to a Nursing Home for at least 90 days immediately preceding the date of your Written Request; and,

3.                                      is unable to perform at least two of the six Activities of Daily Living, or is diagnosed with a Severe Cognitive Impairment.

We will notify you in writing whether the Covered Person qualifies for the increased GMWB withdrawal percentage and if so, advise you of the Qualification Date.

Continuing Qualification — The Covered Person must prove continuing qualification for the increased GMWB withdrawal percentage each Contract Year during the Nursing Home Benefit Period. Beginning with the second Contract Anniversary after the Qualification Date, you must provide us an annual Written Notice proving the Covered Person:

1.              remains confined to a Nursing Home; and,

2.              remains unable to perform at least two of the six Activities of Daily Living, or is currently diagnosed with a Severe Cognitive Impairment.

We must receive the annual Written Notice not less than 10, nor more than 30 days prior to each applicable Contract Anniversary during the Nursing Home Benefit Period. However, if it was not reasonably possible to send us the Written Notice within the prescribed time, the delay will not reduce the benefit if Written Notice is provided as soon as reasonably possible to do so.

Proof of Qualification — A written statement signed by the Covered Person’s Physician addressing the qualifying conditions constitutes satisfactory proof.  However, we reserve the right to require an examination of the Covered Person by a Physician of our choice at our expense. In the event of a conflict between the medical opinions, the opinion of our Physician shall prevail with respect to initial or continuing qualification.

CALCULATING THE ANNUAL WITHDRAWAL AMOUNT USING THE INCREASED GMWB WITHDRAWAL PERCENTAGE

Qualifying Year — Qualification for the increased GMWB withdrawal percentage may result in an increase in the Annual Withdrawal Amount available for the remainder of the Contract Year during which qualification occurs.  However, an increase in the Annual Withdrawal Amount will not change the effect of any withdrawal that occurred prior to the Qualification Date.

If your aggregate GMWB withdrawals from the beginning of the qualifying Contract Year through the Qualification Date are less than or equal to the Annual Withdrawal Amount, we will calculate the remaining Annual Withdrawal Amount by multiplying the Benefit Base on the Qualification Date by the increased GMWB withdrawal percentage, and subtracting the aggregate GMWB withdrawals already taken that Contract Year.

If you have taken an Excess Withdrawal during the qualifying Contract Year prior to the Qualification Date, we will calculate the remaining Annual Withdrawal Amount for that Contract Year by subtracting the GMWB withdrawal percentage determined on the Benefit Election Date according to the GMWB rider you purchased from the increased GMWB withdrawal percentage provided by this endorsement, and multiplying the difference in those percentages by the Benefit Base on the Qualification Date.

We will include the amount of the increase in the Annual Withdrawal Amount for the qualifying year in the notice we send that confirms the Covered Person’s qualification for the increased GMWB withdrawal percentage.

Continuing Qualification Years — For any Contract Year during which continuing qualification would apply, we multiply the Benefit Base on the Contract Anniversary by the increased GMWB withdrawal percentage to determine the Annual Withdrawal Amount for that Contract Year.

Non-Qualifying Years — For any Contract Year during which the Covered Person fails to qualify for the increased GMWB percentage, we calculate the Annual Withdrawal Amount using the GMWB withdrawal percentage established on the Benefit Election Date according to the terms of the GMWB rider you purchased and that Contract Year will not be included in the Nursing Home Benefit Period.

GENERAL PROVISIONS

Two Covered Persons — If the GMWB withdrawal percentage established on the Benefit Election Date was based on two Covered Persons, both must meet the qualifying conditions; and all provisions that reference the “Covered Person” shall be interpreted to mean both “Covered Persons”.

Termination — This endorsement terminates at the end of the Nursing Home Benefit Period, or if sooner, when the GMWB rider is terminated. In the event the GMWB rider is reinstated according to the provisions of that rider, this endorsement will also be reinstated unless the Nursing Home Benefit Period has expired.

Signed for the Company and made a part of the Contract as of the GMWB Rider Effective Date.

Protective Life Insurance Company

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